Filed Pursuant to Rule 424(b)(2)
Registration File No. 333-202407

The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell these securities and neither is soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED DECEMBER 12, 2016

Prospectus Supplement

(to Prospectus dated March 2, 2015)

5,000,000 Shares

COMMON STOCK

We are offering 5,000,000 shares of our common stock, par value $3.33 per share (“Common Stock”). We have granted the underwriter a 30-day option from the date of this prospectus supplement to purchase up to 750,000 additional shares of our Common Stock.

Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “HBHC.” On December 9, 2016, the reported last sale price of our Common Stock on the NASDAQ Global Select Market was $45.30 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and page 2 of the accompanying prospectus before you make an investment in our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter has agreed to purchase shares of our Common Stock at a price of $             per share, which will result in us receiving approximately $             million of proceeds (assuming no exercise of the underwriter’s option to purchase additional shares). The underwriter proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on the NASDAQ Global Select Market prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. See “Underwriting” beginning on page S-17.

The underwriter expects to deliver the shares of Common Stock to purchasers on December     , 2016.

Sole Book Running Manager

MORGAN STANLEY

The date of this prospectus supplement is December     , 2016.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus that was filed as part of the registration statement, which provides you with a general description of the securities we may offer. If information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before making your investment decision, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, “Hancock,” the “Company,” “we,” “our,” “ours,” “our company,” “us” or similar terms refer to Hancock Holding Company and its successors and include our consolidated subsidiaries only when specifically so stated.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We are only offering the securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus supplement, the companying prospectus and any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Such forward-looking information is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Representatives of the Company may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected operating cash flows, projected capital expenditures, liquidity, other financial commitments and tax rates, reserve estimates, potential prepayments of debt, future dividend payments, and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that our forward-looking statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in such forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to: the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region, global, general and local economic and business conditions, including economic recession or depression; potential requirements for the Company to repurchase previously sold or securitized mortgages or securities based on such mortgages; potential claims relating to the foreclosure process; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, regulatory, and legislative responses to any or all of these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness and cost-efficiency of the Company’s hedging practices; technological changes; fraud, theft, or other incursions through conventional, electronic, or other means; demand for the Company’s product offerings; new products and services in the industries in which the Company operates; critical accounting estimates; those factors inherent in originating, selling, servicing, and holding loans and loan-based assets, including prepayment risks, pricing concessions, fluctuation in U.S. housing and other real estate prices, fluctuation of collateral values, and changes in customer profiles; the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve (the “Federal Reserve”), the Federal Deposit Insurance Corporation (“FDIC”), Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Financial Stability Oversight Council, and other regulators and agencies; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to the Company; and other factors described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockwhitney.com/investors. However, information on or accessible through our internet site is not a part of this prospectus supplement or accompanying prospectus. You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” in this prospectus supplement and accompanying prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus supplement and accompanying prospectus. In all cases, if you are considering whether to rely on information contained in this prospectus supplement and accompanying prospectus or information incorporated by reference into this prospectus supplement and accompanying prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus supplement and accompanying prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to have been “furnished” and not filed). This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

•	Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 26, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed on May 9, 2016, August 8, 2016, and November 8, 2016, respectively;

•	Current Reports on Form 8-K, filed on March 1, 2016, April 6, 2016, April 13, 2016, April 21, 2016, and October 28, 2016;

•	Those portions of the Definitive Proxy Statement filed on March 10, 2016 in connection with the Company’s 2016 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2015; and

•	The description of our Common Stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

You may also request, and we will provide, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost to you by writing or calling us at:

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501-1947

(228) 868-4000

Attention: Trisha Voltz Carlson, Investor Relations

This prospectus supplement and accompanying prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus supplement and accompanying prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as set forth above.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary does not contain all of the information you should consider before making your investment decision and is qualified in its entirety by reference to the more detailed information and consolidated historical financial statements appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before making an investment decision, you should read this prospectus supplement and the accompanying prospectus carefully, including the section of this prospectus supplement entitled “Risk Factors” and the incorporated documents referred to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

THE COMPANY

Hancock Holding Company is a financial holding company headquartered in Gulfport, Mississippi organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. As of September 30, 2016, we operated nearly 200 banking locations and 266 ATMs in the states of Mississippi, Louisiana, Texas, Florida, and Alabama through our wholly-owned bank subsidiary, Whitney Bank (the “Bank”), a Mississippi state-chartered banking corporation headquartered in Gulfport, Mississippi. The Bank operates under two century-old brands: “Hancock Bank” in Mississippi, Alabama and Florida and “Whitney Bank” in Louisiana and Texas. The Bank also operates a loan production office in Nashville, Tennessee under both the Hancock and Whitney Bank brands.

The Bank offers a broad range of traditional and online community banking services to commercial, small business and retail customers, providing a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products (including revolving credit facilities), and letters of credit and similar financial guarantees. The Bank also provides trust and investment management services to retirement plans, corporations and individuals.

As of September 30, 2016, we had total assets of $23.1 billion, total stockholders’ equity of $2.5 billion, total loans of $16.1 billion, and total deposits of $18.9 billion. For the three and nine months ended September 30, 2016, we had net income of $46.7 million and $97.5 million, respectively.

Our principal executive offices are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501-1947 and our telephone number is (228) 868-4000. We maintain a website at http://www.hancockwhitney.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus supplement or the accompanying prospectus.

SUMMARY OF THE OFFERING

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the Common Stock, see “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Issuer	Hancock Holding Company, a Mississippi corporation.

Common Stock offered by us pursuant to this prospectus supplement	5,000,000 shares (5,750,000 shares if the underwriter’s option to purchase additional shares is exercised in full).

Common Stock to be outstanding after the offering(1)	82,787,093 shares (83,537,093 shares if the underwriter’s option to purchase additional shares is exercised in full).

Net proceeds	The net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses of the offering, are expected to be approximately $ (or approximately $ if the underwriter’s option to purchase additional shares is exercised in full).

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, including possible future strategic acquisitions (which may include FDIC-assisted transactions), our working capital needs and investments in our subsidiaries to support our continued organic growth. See “Use of Proceeds” below.

Risk factors	See “Risk Factors” beginning on page S-7 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Common Stock.

Market and trading symbol for the Common Stock	Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HBHC.”

(1)	The number of shares of Common Stock to be outstanding after this offering is based on 77,787,093 shares of Common Stock outstanding as of December 9, 2016. The foregoing amounts do not include 466,046 shares of Common Stock issuable upon exercise of outstanding stock options having a weighted exercise price of $35.84 per share.

RISK FACTORS

An investment in our Common Stock involves certain risks. You should carefully consider the risks described below and the risk factors incorporated by reference, as well as the other information included or incorporated by reference, in this prospectus supplement and the accompanying prospectus, before making an investment decision. Certain risks related to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein.

The price of our Common Stock is volatile and may decline.

The trading price of our Common Stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our Common Stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our securities or those of other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	actions by institutional shareholders;

•	fluctuations in the stock price and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or

•	domestic and international economic factors unrelated to our performance.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

Sales of a significant number of shares of our Common Stock in the public markets, or the perception of such sales, could depress the market price of our Common Stock.

Sales of a substantial number of shares of our Common Stock in the public markets and the availability of those shares for sale could adversely affect the market price of our Common Stock. In addition, future issuances of equity securities, including pursuant to outstanding options, could dilute the interests of our existing stockholders, including you, and could cause the market price of our Common Stock to decline. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock could be substantially dilutive to shareholders of our Common Stock. Moreover, to the extent that we issue restricted stock units, phantom shares, stock appreciation rights, options or warrants to purchase our Common Stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders. We cannot predict the effect that future sales of our Common Stock would have on the market price of our Common Stock.

We may issue debt and equity securities or securities convertible into equity securities, any of which may be senior to our Common Stock as to distributions and in liquidation, which could negatively affect the value of our Common Stock.

In the future, we may attempt to increase our capital resources by entering into debt or debt-like financing that is unsecured or secured by all or up to all of our assets, or by issuing additional debt or equity securities, which could include issuances of secured or unsecured commercial paper, medium-term notes, senior notes, subordinated notes, preferred stock or securities convertible into or exchangeable for equity securities. In the event of our liquidation, our lenders and holders of our debt and preferred securities would receive a distribution of our available assets before distributions to the holders of our Common Stock. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future.

Our ability to deliver and pay dividends depends primarily upon the results of operations of our subsidiaries, and we may not pay, or be permitted to pay, dividends in the future.

We are a bank holding company that conducts substantially all of our operations through our subsidiary Bank. As a result, our ability to make dividend payments on our Common Stock will depend primarily upon the receipt of dividends and other distributions from the Bank.

The ability of the Bank to pay dividends or make other payments to us, as well as our ability to pay dividends on our Common Stock, is limited by the Bank’s obligation to maintain sufficient capital and by other general regulatory restrictions on its dividends, which have tightened since the financial crisis. The Federal Reserve has stated that bank holding companies should not pay dividends from sources other than current earnings. If applicable requirements are not satisfied, we will be unable to pay dividends on our Common Stock.

We may also decide to limit the payment of dividends even when we have the legal ability to pay them in order to retain earnings for use in our business, which could adversely affect the market value of our Common Stock. There can be no assurance of whether or when we may pay dividends in the future.

Anti-takeover provisions in our amended articles of incorporation and bylaws, Mississippi law, and our Shareholder Rights Plan could make a third-party acquisition of us difficult and may adversely affect share value.

Our amended articles of incorporation and bylaws contain provisions that make it more difficult for a third party to acquire us (even if doing so might be beneficial to our shareholders) and for holders of our securities to receive any related takeover premium for their securities. In addition, under our Shareholder Rights Plan, “rights” are issued to all Company common shareholders that, if activated upon an attempted unfriendly acquisition, would allow our shareholders to buy our Common Stock at a reduced price, thereby minimizing the risk of any potential hostile takeover.

We are also subject to certain provisions of state and federal law and our articles of incorporation that may make it more difficult for someone to acquire control of us. Under federal law, subject to certain exemptions, a person, entity, or group must notify the federal banking agencies before acquiring 10% or more of the outstanding voting stock of a bank holding company, including our shares. Banking agencies review the acquisition to determine if it will result in a change of control. The banking agencies have 60 days to act on the notice, and take into account several factors, including the resources of the acquirer and the antitrust effects of the acquisition. Additionally, a bank holding company must obtain the prior approval of the Federal Reserve before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank. There are also Mississippi statutory provisions and provisions in our articles of incorporation that may be used to delay or block a takeover attempt. As a result, these statutory provisions and provisions in our articles of incorporation could result in our being less attractive to a potential acquirer and limit the price that investors might be willing to pay in the future for shares of our Common Stock.

We may invest or spend the proceeds in this offering in ways with which you may not agree and in ways that may not earn a profit.

We intend to use the proceeds of this offering for general corporate purposes, including to fund possible future strategic acquisitions (which may include FDIC-assisted transactions), our working capital needs and investments in our subsidiaries to support our continued organic growth, as discussed under “Use of Proceeds.” We retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits.

Although we currently have no definitive agreements or arrangements regarding any future acquisitions, we actively consider opportunities to expand our business. To the extent that we use all or a portion of the proceeds from this offering to finance our growth strategy any such activities will be subject to various risks, including without limitation the risks described under “Risk Factors—Our future growth and financial performance may be negatively affected if we are unable to successfully execute our growth plans, which may include acquisitions and de novo branching” in our Annual Report on Form 10-K for the year ended December 31, 2015.

USE OF PROCEEDS

We estimate that the net proceeds for this offering will be approximately $         million, or approximately $         million if the underwriter exercises its option to purchase additional shares in full, in each case after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds of this offering for general corporate purposes, including to fund possible future strategic acquisitions (which may include FDIC-assisted transactions), our working capital needs and investments in our subsidiaries to support our continued organic growth. Although we currently have no definitive agreements or arrangements regarding any future acquisitions, we actively consider opportunities to expand our business. The net proceeds may be invested temporarily in cash or short-term marketable securities until they are applied.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HBHC.” The following table sets forth the high and low sale prices of our Common Stock as reported on the NASDAQ Stock Market. These prices do not reflect retail mark-ups, mark-downs or commissions.

		High	Low	Dividends Paid
2016	4th quarter (through December 9, 2016)	$45.50	$31.72	$0.24
	3rd quarter	$32.94	$24.49	$0.24
	2nd quarter	$27.84	$21.93	$0.24
	1st quarter	$25.84	$20.01	$0.24

2015	4th quarter	$30.96	$23.35	$0.24
	3rd quarter	$32.47	$25.20	$0.24
	2nd quarter	$32.98	$28.02	$0.24
	1st quarter	$31.13	$24.96	$0.24

2014	4th quarter	$35.67	$28.68	$0.24
	3rd quarter	$36.47	$31.25	$0.24
	2nd quarter	$37.86	$32.02	$0.24
	1st quarter	$38.50	$32.66	$0.24

The last reported sale price per share of our Common Stock, as reported on the NASDAQ Global Select Market on December 9, 2016 was $45.30. On December 9, 2016, there were approximately 10,100 holders of record and 77,787,093 shares of Common Stock outstanding.

DIVIDEND POLICY

The principal sources of funds to the Company to pay cash dividends are the dividends received from the Bank. Consequently, dividends are dependent upon the Bank’s earnings, capital needs and statutory and regulatory limitations. Federal and state banking laws and regulations restrict the amount of dividends and loans a bank may make to its parent company. Dividends paid to the Company by the Bank are subject to approval by the Commissioner of Banking and Consumer Finance of the State of Mississippi. We do not expect the foregoing restrictions to affect our ability to pay cash dividends. Although no assurance can be given that the Company will continue to declare and pay regular quarterly cash dividends on its Common Stock, regular cash dividends have been paid to shareholders since 1937.

CAPITALIZATION

The information in this table does not give effect to any other events subsequent to September 30, 2016. You should read the information in this table along with the financial information included in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. You should read this table in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the period ended September 30, 2016, which is incorporated by reference herein.

The following table sets forth our capitalization on a consolidated basis as of September 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of shares of our Common Stock in this offering, assuming no exercise of the underwriter’s option to purchase additional shares of Common Stock.

	As of September 30, 2016
	As Reported (in thousands)	As Adjusted (in thousands)
Debt:
Short-term borrowings	$1,075,956		$1,075,956
Long-term debt	463,710		463,710

Total Debt	$1,539,666		1,539,666

Stockholders’ Equity:
Common stock—$3.33 par value per share; 350,000,000 shares authorized, 77,570,515 shares outstanding; 82,570,515 shares outstanding as adjusted for this offering	$258,310	$
Capital surplus	1,697,147
Treasury shares at cost—9,246,656 shares on an actual basis; 4,246,656 shares on an as adjusted basis	(228,701)
Retained earnings	818,060		818,060
Accumulated other comprehensive loss, net	(55,689)		(55,689)

Total Stockholders’ Equity	$2,489,127	$

Total Capitalization	$4,028,793

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of our Common Stock applicable to non-U.S. holders who acquire such Common Stock in this offering and hold such Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen of the United States or who is a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This summary is for general information purposes only and does not purport to address all aspects of the U.S. federal income tax consequences that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances. This discussion does not address the effect of any special rules applicable to certain types of holders, including, for example:

•	dealers in securities or currencies;

•	banks or other financial institutions;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	insurance companies;

•	tax-exempt entities;

•	grantor trusts;

•	former citizens and residents of the United States;

•	persons holding Common Stock as part of a hedging, integrated or conversion transaction, a constructive sale, a straddle or other risk reduction transaction;

•	traders in securities that elect the mark-to-market method of accounting for their securities;

•	persons subject to the alternative minimum tax;

•	corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”;

•	individual retirement accounts, qualified pension plans and other tax-deferred accounts; or

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (or investors therein).

This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto), and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. This discussion does not address the effect of any United States state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

The discussion below is based upon current provisions of the Code, and U.S. Treasury regulations promulgated thereunder, rulings, pronouncements, administrative interpretations of the Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof, and such authorities may be replaced, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal tax consequences different from those discussed below.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Common Stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Entities or arrangements treated as partners of a partnership for U.S. federal income tax purposes holding the Common Stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

This summary does not contain a detailed description of all the U.S. federal tax consequences to non-U.S. holders in light of their particular circumstances and is not intended to constitute a complete description of all tax consequences for non-U.S. holders relating to the ownership and disposition of our Common Stock. Non-U.S. holders who are considering the purchase, ownership or disposition of our Common Stock should consult their own tax advisors concerning the tax consequences to them in light of their particular situation as well as any consequences arising under the laws of any other taxing jurisdiction or any laws other than those pertaining to U.S. federal income tax.

Taxation of Dividends

In general, any distribution we make to a non-U.S. holder with respect to its shares of our Common Stock that constitutes a dividend for U.S. federal income tax purposes generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty if the non-U.S. holder provides proper certification of its eligibility for such reduced rate. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution in excess of our current or accumulated earnings and profits will be treated first as reducing the adjusted basis in the non-U.S. holder’s shares of our Common Stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our Common Stock, as gain from the sale or exchange of such stock.

Dividends we pay to a non-U.S. holder that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment of the non-U.S. holder) will not be subject to the withholding tax described above, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax at the rates applicable to U.S. citizens, nonresident aliens or domestic corporations, as applicable. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Common Stock who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required (a) to complete IRS

Form W-8BEN or Form W-8BEN-E (or other applicable form) and certify under penalties of perjury that such holder is not a “U.S. person” and is eligible for treaty benefits or (b) if the Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals. Non-U.S. holders should consult their own advisors regarding the certification requirements applicable to them.

A non-U.S. holder of our Common Stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Taxation of Dispositions

Any gain realized on the disposition of our Common Stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met. We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the net gain from the disposition at the rates generally applicable to U.S. citizens and resident aliens. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to U.S. federal income tax on its net gain from the disposition at the rates generally applicable to domestic corporations, and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

Generally, a non-U.S. holder may be subject to information reporting requirements with respect to dividends and other taxable distributions paid to such holder with respect to its Common Stock, as well as the payment of proceeds from the sale or redemption of Common Stock, and may be subject to backup withholding on such dividends, distributions or proceeds unless it timely provides the relevant withholding agent with appropriate properly completed IRS forms and otherwise complies with the requirements of the backup withholding rules, or otherwise establishes an exemption. Copies of the information returns reporting such dividends, distributions or proceeds and related withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

UNDERWRITING

We have entered into an underwriting agreement with Morgan Stanley & Co. LLC with respect to the shares of our Common Stock described in this prospectus supplement. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase, 5,000,000 shares of our Common Stock.

The underwriter is committed to take and pay for all of the shares of Common Stock being offered, if any are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below.

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of Common Stock from us. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase such additional shares.

Underwriting Discount and Commissions and Expenses

The underwriter has agreed to purchase the Common Stock at a price of $            per share, which will result in net proceeds to us, after deducting estimated expenses related to this offering, of approximately $            million (or $            million assuming the underwriter exercises in full its option to purchase additional shares of our Common Stock).

The underwriter proposes to offer the shares from time to time for sale in negotiated transactions or otherwise, at market prices on the NASDAQ Global Select Market prevailing at the time of sale, at prices related to such prevailing market prices or otherwise. In connection with the sale of the shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. The underwriter may also receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses will be approximately $             (assuming the underwriter exercises in full its option to purchase additional shares of our Common Stock).

Lock-Up Agreements

We and all of our executive officers and directors have agreed that for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Morgan Stanley & Co. LLC, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to the following:

•	transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Common Stock or other securities acquired in such open market transactions;

•	transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift, provided that (i) each donee shall sign and deliver a lock-up letter substantially in the form of the letter we and all of our directors and executive officers have signed and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of shares of Common Stock, shall be required or shall be voluntarily made during the restricted period referred to in the foregoing sentence;

•	sales of shares of Common Stock to the Company in an amount not to exceed the amount of tax withholding obligations arising in connection with the payment or vesting of stock-based compensation; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of Common Stock during the restricted period.

Indemnification and Contribution

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

NASDAQ Global Select Market Listing

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “HBHC.”

Stabilization

In connection with the offering, the underwriter may purchase and sell Common Stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of Common Stock than it is required to purchase in the offering.

•	Covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover short positions.

•	A short sale is covered if the short position is no greater than the number of shares of Common Stock available for purchase by the underwriter under its option to purchase additional shares.

•	The underwriter can close out a covered short sale by exercising its option or purchasing Common Stock in the open market.

•	The underwriter may also sell Common Stock in excess of its option, creating a naked short position. The underwriter must close out any naked short position by purchasing Common Stock in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Stabilizing transactions involve bids to purchase Common Stock so long as the stabilizing bids do not exceed a specified maximum.

•	Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the Common Stock. They may also cause the price of the Common Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Stock, including the imposition of penalty bids.

These activities may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock, and, as a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriter commence these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In addition, in connection with this offering the underwriter (and selling group members, if any) may engage in passive market making transactions in our Common Stock on the NASDAQ Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the NASDAQ Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the Common Stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our Common Stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

Affiliation

Morgan Stanley & Co. LLC and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, Morgan Stanley & Co. LLC and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, each being referred to as a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares which are the subject of the offering has been, or will be made to the public in that Relevant Member State, other than under the following exemptions under the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to above shall result in a requirement for publication by us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ordinary shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

The underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

For Qualified Institutional Investors (“QII”)

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the Financial Instruments and Exchange Law) in relation to the shares of common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the Financial Instruments and Exchange Law). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the Financial Instruments and Exchange Law, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred to QIIs.

For Non-QII Investors

Please note that the solicitation for newly-issued or secondary securities (each as described in Paragraph 2, Article 4 of the Financial Instruments and Exchange Law) in relation to the shares of common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the Financial Instruments and Exchange Law). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the Financial Instruments and Exchange Law, has not been made in relation to the shares of common stock. The shares of common stock may only be transferred en bloc without subdivision to a single investor.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where transfer is by operation of law.

VALIDITY OF SECURITIES

The validity of the issuance of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by Joy Lambert Phillips, Esquire, Executive Vice President, Corporate Secretary, and General Counsel of the Company. Ms. Phillips beneficially owns, or has rights to acquire, an aggregate of less than 1% of the Company’s Common Stock. Certain other legal matters in connection with this offering will be passed upon for the Company by Wachtell, Lipton, Rosen & Katz, New York, New York. The underwriter is being represented in connection with this offering by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

One Hancock Plaza, 2510 14th Street

Gulfport, Mississippi 39501

(228) 868-4000

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

Stock Purchase Contracts

Units

We may offer or sell from time to time, and one or more selling securityholders to be identified in the future may offer or sell from time to time, the securities listed above and as further described in this prospectus in one or more offerings, at prices and upon terms to be established in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable prospectus supplement, which will describe the specific terms of any particular offering, carefully before you invest in any of the securities described above. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement and any applicable pricing supplement.

These securities will be our equity securities or unsecured debt obligations and will not be savings accounts, deposits, or other obligations of our bank subsidiary or our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Our common stock trades through the NASDAQ Global Select Market System under the symbol “HBHC”.

Investing in these securities involves certain risks. See “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with any additional risk factors disclosed in our subsequent reports on Form 10-Q or other subsequent filings with the Securities and Exchange Commission, which are incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 2, 2015

In this prospectus, unless the context requires otherwise, “Hancock,” “Company,” “we,” “our,” “ours,” “our company,” “us” or similar terms refer to Hancock Holding Company and its subsidiaries.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) that enables us to use a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration statement, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings up to an indeterminate total dollar amount.

This prospectus provides you with a general description of the securities we may offer. In connection with our sale of securities pursuant to the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of such securities. We may also provide a prospectus supplement to add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any such prospectus supplement. We may also prepare free writing prospectuses that describe particular securities. Any free writing prospectus should also be read in connection with this prospectus and with any prospectus supplement referred to therein. For purposes of this prospectus, any reference to an applicable prospectus supplement may also refer to a free writing prospectus, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other reports and information with the SEC. Our SEC filings are available to the public from the SEC’s internet site at http://www.sec.gov or from our internet site at http://www.hancockbank.com. However, information on or accessible through our internet site is not a part of this prospectus. You also may read and copy any document we file at the SEC’s Public Reference Room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can also call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

The SEC allows us to “incorporate by reference” into this prospectus the information in the documents we file with it, which means that we can disclose important information to you by referring you to those other documents. The information incorporated by reference is a part of this prospectus, and information in documents that we subsequently file with the SEC will automatically update and supersede information contained in previously-filed documents or contained in this prospectus. In all cases, if you are considering whether to rely on information contained in this prospectus or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until our offering is completed (other than information in such additional documents that are deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to have been “furnished” and not filed):

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 27, 2015;

•	Those portions of the Definitive Proxy Statement filed on March 5, 2014 in connection with the Company’s 2014 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2013; and

•	The description of our capital stock contained in our current report on Form 8-K12g3 filed on May 5, 2014, including any amendment or report filed for the purpose of updating such description.

You may also request, and we will provide, a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost to you by writing or calling us at:

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501-1947

(228) 868-4000

Attention: Trisha Voltz Carlson, Investor Relations

This prospectus and the information incorporated by reference herein, contains summaries of certain agreements that we have filed as exhibits to various SEC filings, as well as certain agreements that we will enter into in connection with the offering of securities covered by this prospectus. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us as set forth above.

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Neither we nor any underwriter or agent have authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

RISK FACTORS

Investing in these securities involves certain risks. Please see “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 10-K, along with any additional risk factors disclosed in our subsequent reports on Form 10-Q or other subsequent filings with the SEC, which are incorporated by reference herein. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The prospectus supplement applicable to each sale of securities we offer pursuant to this prospectus may contain a discussion of additional risks applicable to an investment in the securities we are offering under that prospectus supplement.

THE COMPANY

Hancock Holding Company is a financial holding company headquartered in Gulfport, Mississippi organized in 1984 under the Bank Holding Company Act of 1956, as amended, and the laws of the State of Mississippi. At December 31, 2014, the Company operated more than 235 banking and financial services offices in the states of Mississippi, Louisiana, Texas, Florida and Alabama through our wholly-owned bank subsidiary, Whitney Bank (the “Bank”), a Mississippi state-chartered banking corporation headquartered in Gulfport, Mississippi. The Bank operates under two century-old brands: “Hancock Bank” in Mississippi, Alabama and Florida and “Whitney Bank” in Louisiana and Texas. Prior to March 31, 2014, the Company was the parent company of two wholly-owned bank subsidiaries, Hancock Bank and Whitney Bank. On March 31, 2014, the Company consolidated the legal charters of its two subsidiary banks and renamed the consolidated entity Whitney Bank. Whitney Bank continues to do business under the original regional brand names, Hancock Bank and Whitney Bank. The Bank offers a broad range of traditional and online community banking services to commercial, small business and retail customers, providing a variety of transaction and savings deposit products, treasury management services, investment brokerage services, secured and unsecured loan products, (including revolving credit facilities), and letters of credit and similar financial guarantees. The Bank also provides trust and investment management services to retirement plans, corporations and individuals.

The Company is a separate legal entity from the Bank and its other subsidiaries. Dividends from the Bank and the Company’s other subsidiaries are a substantial source of funds used by the Company to pay dividends on its common stock and service its debt. Various federal and state statutes and regulations limit the amount of dividends that the Bank and other subsidiaries may pay to us without regulatory approval.

Our principal executive offices are located at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501-1947 and our telephone number is (228) 868-4000. We maintain a website at http://www.hancockbank.com, where general information about us is available. Information on or accessible through our website is not a part of, and we are not incorporating the contents of our website or other such information into, this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges (from continuing operations) for each of the five fiscal years ended December 31, 2014, 2013, 2012, 2011 and 2010 are as follows:

	Twelve Months Ended December 31,
	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges
Excluding interest on deposits	13.95x	10.99x	9.32x	5.93x	6.23x
Including interest on deposits	6.78x	5.72x	4.50x	2.27x	1.73x

Our ratios of earnings to fixed charges are calculated in accordance with SEC requirements and computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings consist of consolidated pre-tax income from continuing operations, as reported, and fixed charges. Fixed charges, excluding interest on deposits, consist of interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor. Fixed charges, including interest on deposits, consist of interest on deposits, interest on short-term borrowings, interest on long-term debt, including amortization of debt issuance costs, and the portion of long-term leases representative of the interest factor. As of December 31, 2014, the Company has no shares of preferred stock outstanding.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that the Company or certain selling securityholders to be identified in a prospectus supplement may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the applicable prospectus supplement will contain a description of the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York Mellon Trust Company, N.A. as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Each of the senior indenture and the subordinated indenture is referred to as an indenture. The material terms of any debt securities offered will be set forth in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

The Company’s articles of incorporation authorize the issuance of 350,000,000 shares of common stock, par value $3.33 per share. The common stock is listed on the NASDAQ Global Select Market under the symbol “HBHC.” In addition, the Company’s articles of incorporation authorize the issuance of 50,000,000 shares of preferred stock, $20.00 par value per share.

Common Stock

Voting Rights; No Cumulative Voting. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulative voting rights in the election of directors.

Dividend Rights. Subject to preferences that may apply in connection with any issuance of preferred stock, holders of common stock are entitled to receive ratable dividends which are declared by the Company’s board of directors out of funds legally available therefor. Substantially all of the funds available to the Company for payment of dividends on the common stock are derived from dividends paid by the Company’s wholly-owned banking subsidiary, the Bank. The payment of dividends by the Company is subject to the restrictions of Mississippi law applicable to the declaration of dividends by a business corporation. Under such provisions, no distribution may be made if, after giving it effect (1) the Company would not be able to pay its debts as they become due in the usual course of business; or (2) the Company’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distributions.

Liquidation Rights. In the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in any of the net assets or funds which are available for distribution to stockholders after the satisfaction of all liabilities or after adequate provision is made therefor and after payment of any preferences on liquidation of preferred stock, if any.

Preemptive Rights. Holders of common stock have no preemptive rights and no preferential right to purchase or to subscribe for any additional shares of common stock that may be issued. However, holders of common stock have been issued certain rights which may be triggered under the Company’s Shareholder Rights Plan discussed below under “Shareholder Rights Plan.”

Fully Paid and Nonassessable; No Redemption. The shares of common stock presently outstanding are fully paid and nonassessable. Such shares do not have any redemption provisions.

Indemnification of Directors, Officers and Employees. The Company’s articles of incorporation provide for indemnification by the Company, to the fullest extent permitted by the Mississippi Business Corporation Act, of directors, officers, employees and agents for judgments, settlements, penalties, fines and certain reasonable expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent. Whitney Bank acts as registered transfer agent and registrar for the common stock.

Anti-Takeover Provisions under the Company’s Articles of Incorporation and Bylaws. Certain provisions of the Company’s articles of incorporation and bylaws may have the effect of preventing, discouraging or delaying any potential change in the control of the Company. The classification of the board of directors would delay any attempt by dissatisfied stockholders or anyone who obtains a controlling interest in the common stock to elect a new board of directors. The classes serve staggered three year terms so that approximately one-third of the directors are elected each year. These staggered terms of service may make it more difficult for the Company’s stockholders to effect a change in the majority of the Company’s directors, because replacement of a majority of the directors will normally require two annual meetings of stockholders. Accordingly, this provision also may have the effect of discouraging hostile attempts to gain control of the Company.

The articles of incorporation contain in Article Five provisions regarding the vote required to approve certain business combinations or other significant corporate transactions involving the Company and a substantial stockholder. Mississippi law generally requires the affirmative vote of the holders of a majority of shares entitled to vote at a meeting to approve a merger, consolidation or dissolution of the Company or a disposition of all or substantially all of the Company’s assets. The articles of incorporation require the affirmative vote of 80% of the total number of votes entitled to be cast to approve these and other significant corporate transactions (“business combinations”) if a “Substantial Stockholder” (as defined below) is a party to the transaction or its percentage equity interest in the Company will be increased by the transaction. Two-thirds of the “Continuing Directors” (as defined below) of the board of directors may, in all such cases, determine not to require such 80% affirmative vote. The required 80% approval of any such business combination includes all votes entitled to be cast with respect to voting shares not beneficially owned by any Substantial Stockholder.

A “Substantial Stockholder” generally is defined under Article Five as the “beneficial owner” of 10% or more of the outstanding shares of stock of the Company entitled to vote generally in the election of directors (“voting shares”). “Beneficial ownership” generally is defined in accordance with the definition of beneficial ownership in Rule 13d-3 under the Exchange Act and includes all shares to which the Substantial Stockholder in question has sole or shared voting or investment power. However, for purposes of Article Five, a Substantial Stockholder is also deemed to own beneficially shares owned, directly or indirectly, by an “Affiliate” or “Associate” (each as defined in paragraph (c)(7) of Article Five) of the Substantial Stockholder, as well as (1) shares of which it or any such Affiliate or Associate has a right to acquire, (2) shares issuable upon the exercise of options or rights, or upon conversion of convertible securities, held by the Substantial Stockholder and (3) shares beneficially owned by any other person with whom the Substantial Stockholder or any of his Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Company.

A “business combination” subject to Article Five includes (1) a merger or consolidation involving the Company or any corporation of which a majority of any class of equity securities is owned by the Company (a “Subsidiary”), and a Substantial Stockholder, (2) a sale, lease or other disposition of a “substantial part” of the assets of the Company or any of its Subsidiaries (that is, assets constituting in excess of 10% of the book value of the total consolidated assets of the Company) to a Substantial Stockholder, (3) an issuance of equity securities of the Company or any of its Subsidiaries to a Substantial Stockholder for consideration having an aggregate fair market value of $5,000,000 or more, (4) a liquidation or dissolution of the Company (if, as of the record date for the determination of stockholders entitled to vote with respect thereto, any person is a Substantial Stockholder), (5) and a reclassification or recapitalization of securities (including any reverse stock split) of the Company or any Subsidiaries or a reorganization, in any case having the effect, directly or indirectly, of increasing the percentage interest of an Substantial Stockholder in any class of equity securities of the Company or such Subsidiary which is beneficially owned.

A “Continuing Director” is defined as one serving as a director as of January 1, 1989 or thereafter elected or appointed prior to the time the Substantial Stockholder in question acquires such status, or one designated as a Continuing Director (prior to his initial election or appointment) by a majority of the whole Board of Directors, but only if a majority of the whole Board shall then consist of Continuing Directors, by a majority of the then Continuing Directors.

Under those circumstances in which Article Five would apply, a minority of the Company’s stockholders may prevent the consummation of a transaction favored by a majority of stockholders. As a practical matter, the requirement of an 80% vote may also mean that the type of business combination to which Article Five is addressed might not be accomplished by the controlling entity while there remains any widely dispersed public market in the Company’s voting shares. All directors and executive officers as a group may be deemed to beneficially own, as of February 20, 2015, approximately 1.67% of the common stock outstanding and entitled to vote. The board of directors has no knowledge of any proposed business combination involving the Company.

Article Five may not be amended or repealed without the affirmative vote of 80% or more of the votes entitled to be cast by all holders of voting shares (which 80% vote must also include the affirmative vote of a majority of the votes entitled to be cast by all holders of voting shares not beneficially owned by any Substantial Stockholder).

Article Four of the Articles provides that the number of directors that constitute the whole board of directors is fixed from time to time by resolution adopted by a majority of the board of directors (but shall never be less than nine). This provision enables the board of directors to increase the size of the board of directors during the period between annual meetings of stockholders to accommodate the inclusion of persons it concludes would be valuable additions to the board of directors. It also enables the board of directors to decrease the number of directorships in order to respond to circumstances under which the board of directors deems a lower number of directors to be desirable, such as when a director unexpectedly dies or resigns and a qualified candidate to replace the departing director is not immediately available.

Article Four of the articles of incorporation also provides that (1) vacancies occurring on the board of directors may be filled only by vote of a majority of the remaining directors, (2) directors may be removed only for cause, and (3) Article Four may not be amended or repealed without the approval of the holders of at least two-thirds of the outstanding common stock.

These provisions may have the effect of making it more difficult for stockholders to replace or add directors, or to otherwise influence actions taken by directors, which may discourage attempts to acquire control of the Company which may (or may not) be in the best interests of the majority of the stockholders.

Shareholder Rights Plan. In 1997, due in part to an increasing number of companies across the country which had been subjected to hostile takeover attempts involving coercive and/or unfair tactics which have not been in the best interest of the corporations or their shareholders, the shareholders of the Company adopted a Shareholder Rights Plan (the “Rights Plan”). The Company’s primary concern in adopting the Rights Plan was to prevent a situation where any such offer would be left open for so short a time that it prevents management and the Board from considering all alternatives to maximize the value of the shareholders’ interest.

Like other shareholder plans adopted by many other publicly held companies, under the Company’s Rights Plan, “rights” would be issued to all Company common shareholders which, if activated upon an attempted unfriendly acquisition, will allow the shareholders to buy the Company’s common stock at a reduced price. Effective February 2007, the Rights Plan was extended in accordance with its terms by the Company’s board of directors for a period ending February 21, 2017. The board of directors continues to believe that by having the Rights Plan in place any potential unfriendly acquisition is more likely to be achieved through fair negotiation with the Company rather than through coercion. The Rights Plan was neither adopted nor extended in response to any threatened or perceived takeover threat and the Company has no knowledge of such a threat as of the date hereof. For a discussion of existing anti-takeover provisions included in the Company’s articles of incorporation and bylaws, see “Anti-takeover provisions of the Company’s Articles and Bylaws” above.

Preferred Stock

We may issue shares of preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our board of directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of common stock. The issuance of any shares of preferred stock in the future could adversely affect the rights of the holders of common stock.

DESCRIPTION OF DEPOSITARY SHARES

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms, which will be disclosed in the relevant prospectus supplement. The terms of any depositary shares and any depositary receipts that we offer for sale and any deposit agreement relating to a particular series of preferred stock will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by such depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making such withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for such series of preferred stock.

However, holders of such whole shares of preferred stock will not be entitled to deposit such preferred stock under the deposit agreement or to receive depositary receipts for such preferred stock after such withdrawal. If the depositary shares surrendered by the holder in connection with such withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will seek to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing such series of preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the deposit agreement that has been amended thereby.

The deposit agreement automatically terminates if:

•	all outstanding depositary shares have been redeemed;

•	each share of preferred stock has been converted into or exchanged for common stock; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of the Company.

We may terminate the deposit agreement at any time, and the preferred stock depositary will give notice of such termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In such event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of such depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by such depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

No fees, charges or expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar shall be payable by any person other than the Company, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable hereunder at the election of a holder of a depositary receipt or other person, such holder or other person will be liable for such fees, charges and expenses.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to the holders of depositary shares all reports and communications from the Company that are delivered to the preferred stock depositary and that the Company is required to furnish to the holders of the deposited preferred stock.

Neither the preferred stock depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. The Company and the preferred stock depositary may rely upon written advice of counsel or accountants or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

USE OF PROCEEDS

We intend to use proceeds from the sales of the securities in the manner and for the purposes that will be specified in the applicable prospectus supplement, which may include general corporate purposes.

PLAN OF DISTRIBUTION

The Company and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents;

•	through a combination of any such methods; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by the Company, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from the Company at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with the Company and/or the selling securityholders, if applicable, to indemnification by the Company and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market when first issued other than the common stock, which is listed on the NASDAQ Global Select Market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor to “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated in this prospectus by reference to other documents. Representatives of the Company may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected operating cash flows, projected capital expenditures, liquidity, other financial commitments and tax rates, reserve estimates, potential prepayments of debt, future dividend payments, and potential share purchases. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions are intended to identify those assertions as forward-looking statements.

We caution readers that those statements are not guarantees of future performance and our actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the impact of volatility of oil and gas prices on our energy portfolio and associated loan loss reserves and the downstream impact on businesses that support the energy sector, especially in the Gulf Coast region, global, general and local economic and business conditions, including economic recession or depression; potential requirements for the Company to repurchase previously sold or securitized mortgages or securities based on such mortgages; potential claims relating to the foreclosure process; expectations of and actual timing and amount of interest rate movements, including the slope of the yield curve, which can have a significant impact on a financial services institution; market and monetary fluctuations, including fluctuations in mortgage markets; inflation or deflation; customer, investor, regulatory, and legislative responses to any or all of these conditions; the financial condition of borrowers and other counterparties; competition within and outside the financial services industry; geopolitical developments including possible terrorist activity; natural disasters; effectiveness and cost-efficiency of the Company’s hedging practices; technological changes; fraud, theft, or other incursions through conventional, electronic, or other means; demand for the Company’s product offerings; new products and services in the industries in which the Company operates; and critical accounting estimates. Other factors are those inherent in originating, selling, servicing, and holding loans and loan-based assets, including prepayment risks, pricing concessions, fluctuation in U.S. housing and other real estate prices, fluctuation of collateral values, and changes in customer profiles. Additionally, the actions of the SEC, the Financial Accounting Standards Board, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, Financial Industry Regulatory Authority, the Consumer Financial Protection Bureau, the Financial Stability Oversight Council, and other regulators and agencies; regulatory, administrative, and judicial proceedings and changes in laws and regulations applicable to the Company and other factors described in more detail under the heading

“Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014, filed with the SEC as updated by our subsequent filings with the SEC.

Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after our forward-looking statements are made. Further, we may make changes to our business plans that could or will affect our results. We caution investors that we do not intend to update our forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes, and we undertake no obligation to update any forward-looking statements.

VALIDITY OF SECURITIES

In connection with the particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of the issuance of the securities will be passed upon for us by Jones Walker L.L.P. Certain legal matters in connection with an offering pursuant to this prospectus may be passed upon for the underwriters and/or agents by such law firm or law firms named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

5,000,000 Shares

COMMON STOCK

PROSPECTUS SUPPLEMENT

                , 2016

Sole Book Running Manager

MORGAN STANLEY